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                                                            Page 11 of 30 Pages
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                                                                       EXHIBIT 2

                               October 22, 1997

Friedman, Billings, Ramsey & Co., Inc.
Jefferies & Company, Inc.
 as Representatives of the several underwriters
c/o Friedman, Billings, Ramsey & Co., Inc.
1001 19th Street North
Arlington, Virginia 22209

     Re:   Lock-Up Agreement
           -----------------

Ladies and Gentlemen:

     This letter is being delivered to you in connection with the Underwriting Agreement, dated October 16, 1997 (the "Underwriting Agreement"), among Imperial Credit Commercial Mortgage Investment Corp., a Maryland corporation (the "Company"), and each of you as representatives on behalf of a group of Underwriters named therein ("Underwriters"), relating to an underwritten public offering of common stock, $.0001 par value (the "Common Stock"), of the Company. All capitalized terms contained herein without definition shall have the meanings ascribed to such terms as set forth in the Underwriting Agreement.

     In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned agrees to not, for a period equal to the lesser of (i) two years from the date that the Registration Statement is declared effective by the Commission or (ii) the period ending on the date on which the Management Agreement between the Company and Imperial Credit Commercial Asset Management Corp. is terminated, offer to sell, contract to sell, or otherwise sell, dispose of, loan or grant any rights with respect to (collectively, a "Disposition") any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock (collectively, "Securities") to be purchased pursuant to the Company's initial public offering as described in the Registration Statement by the undersigned, unless Friedman, Billings, Ramsey & Co., Inc. gives its prior written consent to a Disposition.
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                                                            Page 12 of 30 Pages
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     If for any reason the Underwriting Agreement shall be terminated prior to the Closing Time, the agreement set forth above shall be terminated.

                                       Very truly yours,


                                       /s/ H. Wayne Snavely
                                       ----------------------------------
                                       H. Wayne Snavely
                                       Chairman of the Board of Directors
                                       on behalf of Imperial Credit
                                       Industries, Inc.